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                                                                   EXHIBIT 10.1

               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

         THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of the 22nd day of March, 1996, by and between K. PHILIP HWANG and C. GEMMA HWANG, husband and wife, jointly and severally (collectively, "Seller"), and BAY APARTMENT COMMUNITIES, INC., a Maryland corporation, or its nominee ("Buyer").

         IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

         1. Property. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                  (a) that certain real property located at 2175 Decoto Road, Union City, California, more particularly described in Schedule 1 to the "Deed" (as hereinafter defined) attached hereto as Exhibit A and incorporated herein by this reference (the "Land");

                  (b) all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements, including without limitation building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, riparian rights, and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of Seller's right, title and interest in and to all roads, easements, rights of way and alleys adjoining or servicing the Land (collectively, the "Appurtenances");

                  (c) all improvements and fixtures located on the Land and Appurtenances, including, without limitation, the building(s) located on the Land, containing two hundred eight (208) units, and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land and Appurtenances, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, recreation or other services on the Land and Appurtenances, and along with all on-site parking (collectively, the "Improvements", and together with the Land and Appurtenances, the "Real Property");

                  (d) all tangible personal property owned by Seller located on or in or used in connection with the Real Property as of the date hereof and as of the "Closing Date" (as defined in Para graph 8(b) below) including, without limitation, (i) all laundry equipment, recreation equipment, pool and spa furniture and equipment, furnishings in the on-site leasing facility, clubhouse and fitness center, and all air conditioners, refrigerators, dishwashers, ovens/ranges, microwaves and washer/dryer units located in the rental units, and
(ii) all those items described in Schedule 2 to the "Bill of Sale" (as hereinafter defined) attached hereto as Exhibit B (collectively, the "Tangible Personal Property"); and

                  (e) any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation or development of the Real Property, and Tangible Personal Property, including, without limitation, the right to use the names "Park Centre Apartments" and "Cherrywood Apartments" and any other trade name now used in connection with the Real Property and, to the extent approved by Buyer pursuant to this Agreement, any contract or lease rights (including, without limitation,
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the lessor's interest in and to all tenant leases, rental agreements, subleases and tenancies, including all amendments, modifications, agreements, records, substantive correspondence, and other documents affecting in any way a right to occupy any portion of the Real Property (individually and collectively, the "Leases"), and Seller's interest in all security deposits and prepaid rent, if any, under the Leases (provided that Seller's interest in such security deposits and prepaid rent shall not be paid in cash to Buyer upon the Closing but instead shall be transferred in the form of a credit against the Purchase Price pursuant to Paragraph 8(f) below) and any and all guaranties of the Leases, utility contracts or other agreements or rights relating to the ownership, use and operation of the Real Property or Tangible Personal Property (collectively, the "Intangible Property", and together with the Tangible Personal Property, the "Personal Property").

         All of the items referred to in Subparagraphs (a), (b), (c), (d) and
(e) above are collectively referred to herein as the "Property".

         2.       Purchase Price.

                  (a) The purchase price of the Property is Eleven Million Four Hundred Thousand Dollars ($11,400,000.00), subject to reduction by any credits due Buyer hereunder (the "Purchase Price").

                  (b) The Purchase Price shall be paid as follows:

                           (i) Concurrently with the execution of this Agreement
and the opening of an escrow in connection herewith ("Escrow"), which will be opened at Commonwealth Land Title Company, 888 W. 6th Street, Los Angeles, CA 90017 ("Escrow Holder"), Buyer shall deposit into Escrow cash in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Initial Deposit"). The Initial Deposit shall be held by Escrow Holder in an interest-bearing account for Buyer's benefit. Upon the expiration of the Due Diligence Period, if this Agreement is not earlier terminated, Buyer shall deposit into Escrow cash in the amount of Fifty Thousand Dollars ($50,000.00) (the "Additional Deposit"). The Additional Deposit shall be held by Escrow Holder in an interest-bearing account for Buyer's benefit. As used in this Agreement, the "Deposit" shall mean the Initial Deposit, plus, if and when made pursuant hereto, the Additional Deposit. The Deposit and all interest earned thereon shall be applied towards the Purchase Price at Closing; provided, however, if this Agreement is terminated for any reason other than a default by Buyer, the Deposit along with all interest earned thereon shall be returned to Buyer.

                           (ii) On or before the Closing, if this Agreement has
not been earlier terminated, Buyer shall deposit into Escrow cash in the amount of the balance of the Purchase price, less any credits due Buyer hereunder (the "Closing Amount"). The Closing Amount shall be applied towards the Purchase Price at Closing; provided, however, that if this Agreement is terminated for any reason other than a default by Buyer, the Closing Amount shall be returned to Buyer.

         3.       Title to the Property.

                  (a) At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property and Improvements, by duly executed and acknowledged grant deed substantially in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Deed"). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Commonwealth Land Title Company (the "Title Company") to Buyer of an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70) in the amount of the Purchase Price, insuring fee simple title to the Real Property and Improvements in Buyer, subject only to such exceptions as Buyer shall have approved pursuant to

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Paragraph 4 below and without boundary, encroachment or survey exceptions (the
"Title Policy"). The Title Policy shall provide full coverage against mechanics' and materialmen's liens and shall contain such special endorsements as Buyer may reasonably require, including, without limitation, any endorsements required as a condition to Buyer's approval of any title exceptions pursuant to Paragraph 4 below (the "Endorsements").

                  (b) At the Closing, Seller shall transfer title to the Tangible Personal Property by a bill of sale in the form attached hereto as Exhibit B and incorporated herein by this reference (the "Bill of Sale"), such title to be free of any liens, encumbrances or interests.

                  (c) At the Closing (i) Seller shall transfer title to the Intangible Property, the "Assigned Contracts" (as hereinafter defined) and the "Permits" (as hereinafter defined) by an assignment of intangible property in the form attached hereto as Exhibit C and incorporated herein by this reference (the "Assignment of Intangible Property") and (ii) Seller shall transfer title to the Leases by an assignment of Leases in the form attached hereto as Exhibit D and incorporated herein by this reference (the "Assignment of Leases"), such title in each case to be free of any liens, encumbrances or interests.

         4. Due Diligence. As used herein, the term "Due Diligence Period" shall refer to a period of time to expire thirty (30) days after the date of this Agreement, provided that such thirty (30) day period shall be extended on a day for day basis for each day following the date of this Agreement until the delivery by Seller to Buyer of all of the items specified for Seller's delivery in Paragraph 5 below (excluding the Other Documents referenced in the last paragraph of Paragraph 5 below). Buyer may elect, by written notice to Seller at any time prior to the expiration of the Due Diligence Period, to terminate this Agreement, which election shall be in Buyer's sole and absolute discretion. If Buyer desires to proceed with the purchase of the Property subject to the remaining conditions set forth in this Agreement (including, without limitation, pursuant to Paragraph 6 below), then on or before the expiration of the Due Diligence Period, Buyer shall deliver written notice to Seller of such election to proceed (the "Buyer's Notice to Proceed"), electing to waive Buyer's right of termination pursuant to this Paragraph 4 and proceed with the Closing subject to the remaining conditions set forth in this Agreement. Buyer's Notice to Proceed shall specify in writing the requirements for the Title Policy (including, without limitation, approved exceptions and any required Endorsements), and Title Company's unconditional commitment to issue the Title Policy in such approved form at the Closing shall be a Condition Precedent to Buyer's obligation to proceed with the Closing in addition to the other Conditions Precedent set forth in Paragraph 6 below. In any event, Seller, at Seller's sole cost (including, without limitation, costs of any prepayment and/or yield maintenance fees), covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title prior to the Closing, any mortgages, deeds of trust, or other monetary encumbrances, assessments or indebtedness shown on the Preliminary Report except for real property taxes not delinquent. In addition, Seller shall reasonably cooperate with Buyer and use Seller's reasonable efforts to cause the removal as exceptions to the Title Policy of any items identified in the Preliminary Report or any survey and specified by Buyer to Seller during the Due Diligence Period as items which shall be disapproved by Buyer. If Buyer fails to deliver Buyer's Notice to Proceed to Seller prior to the expiration of the Due Diligence Period electing to waive Buyer's right of termination pursuant to this Paragraph 4, then Buyer shall be deemed to have elected to terminate this Agreement. In the event of the termination of this Agreement pursuant to this Paragraph 4, the Deposit plus all interest accrued thereon shall be returned to Buyer and neither party shall have any further obligations to the other hereunder (except under provisions of this Agreement which specifically state that they survive termination).

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         5. Seller's Deliveries. Seller shall deliver or cause to be delivered to Buyer all of the following (collectively, the "Due Diligence Materials") at Seller's sole cost and expense prior to the date of this Agreement:

                  (a) a current extended coverage preliminary title report on the Real Property, issued by Title Company, accompanied by copies of all documents referred to in the report (collectively, the "Preliminary Report");

                  (b) copies of any and all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report;

                  (c) to the extent in Seller's possession or control: any existing survey(s) of the Real Property (including, without limitation, any "as-built" survey of the Real Property;

                  (d) copies of the most recent property tax bills and assessments for the Property;

                  (e) to the extent in Seller's possession or control: all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, servicemen or materialmen in connection with any of the Tangible Personal Property or any construction, renovation, repairs or alterations of the Improvements or any tenant improvements (collectively, the "Warranties");

                  (f) a schedule (the "Schedule of Agreements") setting forth a list of all of the service contracts, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, and brokerage and leasing commission agreements in any way related to the Property (collectively, the "Service Contracts"), together with copies of all such Service Contracts. From this Schedule of Agree ments, Buyer shall designate those contracts that Seller shall assign to Buyer as of Closing (such designated Service Contracts together with the Warranties and any "Other Documents" (as hereinafter defined) designated by Buyer for assignment are collectively referred to herein as the "Assigned Contracts"). Without limiting the effectiveness of the foregoing general provisions with respect to such Service Contracts, unless Buyer specifically provides Seller with "written notice to the contrary" (as hereinafter defined), in the event of the Closing of the purchase of the Property, Buyer shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, on or prior to the Closing, Seller shall (i) cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Buyer, (ii) remove all employees and management personnel from the Property, and (iii) deliver any rental units within the Property previously occupied by such employees and/or management personnel in a vacant and tenant-ready condition. Buyer's "written notice to the contrary" pursuant hereto shall be made only by delivery to Seller of a copy of a written agreement or letter of employment with or to such employee and/or management agent executed by Buyer;

                  (g) to the extent in Seller's possession or control: reports of insurance carriers insuring the Property, and each portion thereof, respecting the claims history of the Property, if any, certificates of insurance and insurance policies; insurance claims history for the three (3) most recent calendar years prior to Closing and, to the extent available, for the current year;

                  (h) to the extent in Seller's possession or control: environmental reports, environmental audits, soils reports, site plans (with dimensions), engineering reports and plans, traffic reports, demographic information, landscape plans, structural calculations, floor plans (identifying tenant and vacancy locations), certified copies of the as-built plans and specifications, without limiting any of the

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foregoing, all items with respect to any remodeling or renovation of the
Property, construction contracts, a current inspection report by a licensed Structural Pest Control Operator, and other reports or documents of significance to the Property, copies of the zoning description applicable to the Property, and copies of final certificates of occupancy for all improvements;

                  (i) a complete inventory of all Tangible Personal Property used at or in connection with the Property;

                  (j) a complete list of Seller's and/or Seller's property manager's employees at the Property, specifying the current compensation of each;

                  (k) all income and expense statements, year-end financial and monthly operating statements and year to date statements for the three (3) most recent calendar years prior to Closing and, to the extent available, the current year, all of which shall either be (i) certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles (except to the extent specified as prepared on a cash basis), or (ii) certified by Seller as true and correct and an accurate representation of the financial condition of the Property;

                  (l)      a copy of the budget for the current year;

                  (m) (i) copies of all existing and pending Leases, and, to the extent in Seller's possession or control, lease files and tenant correspondence;
(ii) a schedule of leasing commissions on a space by space basis; (iii) a copy of the current standard lease form; and (iv) a current rent roll of the Property, listing for each tenant the name, location of leased premises, rent, obligation for reimbursement of expenses, amount of security deposit and rent paid more than thirty (30) days in advance, lease commencement date, lease termination date, lease extension options, any free rent, or other unexpired concessions, if any, any refurbishment or renovation obligations owed to tenants, and a description of any uncured defaults (the "Rent Roll"), specifically identifying any changes from the Rent Roll attached hereto as Exhibit E and incorporated herein by this reference, or a certificate of Seller that there have been no such changes; and

                  (n) to the extent in Seller's possession or control: all governmental permits and approvals relating to the construction, operation, use or occupancy of the Property, including without limitation, all certificates of occupancy (individually and collectively "Permits").

         In addition, Seller shall promptly deliver to Buyer such other information relating to the Property that is specifically requested by Buyer of Seller in writing during the Due Diligence Period to the extent such information either is in the possession or control of Seller, or any affiliate of Seller, or may be obtained by Seller, or any affiliate of Seller, through the exercise of commercially reasonable efforts (collectively, the "Other Documents").

         6. Conditions Precedent to Closing. The following are conditions precedent to Buyer's obligation to purchase the Property (the "Conditions Precedent"). The Conditions Precedent are intended solely for the benefit of Buyer and may be waived only by Buyer in writing. In the event any condition precedent is not satisfied, Buyer may, in its sole and absolute discretion, terminate this Agreement, and, subject to the provisions of Paragraphs 4 and 7, all obligations of Buyer and Seller hereunder (except provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect.

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                  (a) Buyer's inspection, review and approval, within the Due
Diligence Period, of all of the following:

                           (i) The structural, mechanical, electrical and other
physical characteristics and condition of the Property (including without limitation the condition of the soils);

                           (ii) The Due Diligence Materials and the Other
Documents;

                           (iii) An examination for the presence or absence of
"Hazardous Materials" (as hereinafter defined), which shall be performed or arranged by Buyer at Buyer's sole expense;

                           (iv) All housing, zoning, land-use, subdivision,
environmental, life safety, handicapped codes (including without limitation the Americans With Disabilities Act of 1990 ("ADA") and the Fair Housing Amendments Act of 1988 ("FHAA")), building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property; and

                           (v) Three (3) years' audited financial statements of
the Seller, which (if the same do not exist) may, at Buyer's option, be performed or arranged at Buyer's cost (provided that Seller shall and hereby agrees to fully cooperate with Buyer and its representatives and provide them with all necessary or desirable information and materials in connection therewith).

                  (b) All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

                  (c) The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer's execution of this Agreement, reasonable wear and tear and loss by casualty (subject to the provisions of Paragraph 13 below) excepted.

                  (d) As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would, in Buyer's sole discretion, materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property.

                  (e) Seller shall have provided Buyer with an accurate and current updated Rent Roll dated within five (5) days prior to Closing, which updated Rent Roll will be used to identify all Leases of space at the Property for purposes of this Agreement Seller shall specifically identify any changes from the Rent Roll attached hereto as Exhibit E, and a certificate executed by Seller and the property manager for the Property certifying that such updated Rent Roll is true and correct (including, without limitation, the amount of Security Deposits and description of uncured tenant defaults and delinquencies listed thereon), and stating whether there exist any events which with the passage of time and/or the giving of notice would constitute a tenant default under a Lease.

                  (f) Seller shall have fully complied with all of Seller's duties and obligations contained in this Agreement.

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                  (g) There shall have been no material adverse change, in
Buyer's determination, in the information or items reviewed and approved by Buyer during the Due Diligence Period.

                  (h) Buyer shall have confirmed that at least ninety percent (90%) of the apartment units on the Property are physically occupied by tenants ("Qualified Tenants") who (1) are not in default under their respective Leases,
(2) meet Seller's reasonable credit standards for tenancy at the Property, and
(3) are paying rental at commercially reasonable rates without any special concessions.

         7.       Remedies.

                  (a) IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF THE FAILURE OF ANY CONDITION OR ANY OTHER REASON EXCEPT A DEFAULT UNDER THIS AGREEMENT SOLELY ON THE PART OF BUYER, THE DEPOSIT PLUS INTEREST ACCRUED THEREON SHALL IMMEDIATELY BE RETURNED TO BUYER. IF SAID SALE IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, THE DEPOSIT (BUT NOT THE INTEREST ACCRUED THEREON) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES (WITH ANY ACCRUED INTEREST THEREON TO BE PAID TO BUYER). THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

         INITIALS:  Seller _________        Buyer __________

                  (b) In the event the sale of the Property is not consummated due to Seller's default under this Agreement, Buyer may, in its sole and absolute discretion, avail itself of any and all other legal and equitable remedies available under California law to a buyer of real property upon a default by a seller, including, without limitation, the right to terminate the contract and recover all damages and the right to continue this Agreement pending Buyer's action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit of any other remedy.

         8.       Escrow; Closing.

                  (a) Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer shall execute such supplemental Escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement, provided such supplemental Escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time. In the event of any conflict between the provisions of this Agreement and any supplementary Escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

                  (b) The parties intend for the Closing to take place on a date mutually reasonably agreed upon by the parties within twenty (20) days following the expiration of the Due Diligence Period

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(the "Closing Date"). In the event the Closing does not occur on or before the
Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which were deposited hereunder. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to Close.

                  (c) At or before the Closing, Seller shall deliver to Escrow Holder or Buyer the following:

                           (i) a duly executed and acknowledged Deed;

                           (ii) a duly executed Bill of Sale;

                           (iii) originals of all Leases and a duly executed and
acknowledged Assignment of Leases;

                           (iv) originals of the Assigned Contracts and a duly
executed Assignment of Intangible Property;

                           (v) a duly executed affidavit that Seller is not a
"foreign person" within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 in the form attached as Exhibit F and incorporated herein by this reference together with a duly executed California Franchise Tax Board Form 590;

                           (vi) originals of the building permits and
certificates of occupancy for the Improvements and all tenant-occupied space included within the Improvements not previously delivered to Buyer;

                           (vii) notices to the Tenants of the occurrence of the
sale of the Property in a form designated by Buyer and reasonably approved by Seller during the Due Diligence Period;

                           (viii) such resolutions, authorizations, bylaws or
other corporate and/or partnership documents or agreements relating to Seller and its partners as shall be reasonably required by Buyer;

                           (ix) a full release and reconveyance of all monetary
encumbrances affecting the Property and of any mechanics' liens, and such bond, indemnity or other arrangements as shall be necessary to cause the Title Company to insure title to the Property as vested in Buyer without any exception for such matters;

                           (x) a closing statement in form and content
satisfactory to Buyer and Seller (the "Closing Statement") duly executed by Seller;

                           (xi) any documents or agreements required by the
Title Company to issue the Title Policy; and

                           (xii) any other instruments, records or
correspondence called for hereunder which have not previously been delivered.

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                           (xiii) Buyer may waive compliance on Seller's part
under any of the foregoing items by an instrument in writing.

                  (d) At or before the Closing, Buyer shall deliver to Escrow Holder or Seller the following:

                           (i) the Closing Statement, duly executed by Buyer;
and

                           (ii) the Closing Amount.

                  (e) Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

                  (f) (i) The following are to be apportioned as of the Closing Date, as follows:

                                  (1) Rent. Rent under the Leases shall be
apportioned as of the Closing Date, regardless of whether or not such rent has been received by Seller. With respect to any rent arrearages arising under the Leases, after Closing, Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Buyer shall not be obligated to take any steps to recover any rent arrearages. Seller shall be permitted to pursue its own remedies for collection of any rent arrearages applicable to the period prior to the Closing Date against tenants no longer in occupancy of the Property provided that Buyer shall incur no cost, expense or liability in connection therewith, but Seller shall not be permitted to take any action or enforce any legal or equitable remedies (specifically including com mencing eviction procedures) against tenants remaining in occupancy of the Property.

                                  (2) Leasing Costs. Seller shall pay as of the
Closing all leasing commission and tenant improvement costs, if any, in connection with any Lease executed on or before the Closing that are or will become due and payable as of the Closing. Buyer shall be entitled to a credit against the Purchase Price for any such commissions or costs incurred in connection with any lease executed on or before the Closing.

                                  (3) Security Deposits. Buyer shall be entitled
to a credit against the Purchase Price for the total sum of all security deposits paid to Seller by tenants under any Leases, and any interest earned thereon.

                                  (4) Free Rent, Abatements or Other Unexpired
Concessions. Buyer shall be entitled to a credit against the Purchase Price for any free rent, abatements, or other unexpired concessions under any Leases to the extent they apply to any period after the Closing.

                                  (5) Utility Charges. Seller shall provide
written notice to the utility companies of the pending change of ownership of the Property not less five (5) days prior to the Closing and shall concurrently therewith delivery copies of such notices to Buyer. Seller shall cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

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                                  (6) Real Estate Taxes and Special Assessments.
General real estate taxes payable for the fiscal year in which the Closing occurs shall be prorated by Seller and Buyer as of the day following the Closing Date. Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property including interest payable therewith, including any bonds or assessments that may be payable after the Closing Date as a result of or in relation to the construction or operation of any Improvements or any public improvements that took place or for which any assessment was levied prior to the Closing Date. Buyer shall pay the full amount of any bonds or assessments incurred after the Closing Date that are not subject to the immediately preceding sentence.

                                  (7) Other Apportionments. Amounts payable
under the Assigned Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall provide Buyer with written notice of amounts to be so apportioned not less than five (5) days prior to the Closing.

                                  (8) Preliminary Closing Statement. Not less
than two (2) business days prior to the Closing, Seller and Buyer shall jointly prepare and approve a preliminary Closing Statement on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Escrow Holder prior to Closing.

                                  (9) Post-Closing Reconciliation. If any of the
aforesaid prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible. As soon as the necessary information is available, Buyer shall conduct a post-Closing audit to determine the accuracy of all prorations made to the Purchase Price (the "Post-Closing Audit"). Either party owing the other party a sum of money based on such subsequent proration(s) or the Post-Closing Audit shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

                           (ii) Closing Costs. Seller shall pay any City and/or
County transfer taxes and/or transfer fees applicable to the sale of the Property. In addition, Seller shall be liable for any prepayment fee or other charge payable in connection with the payoff of any existing indebtedness. Buyer shall pay the premium for the Title Policy, the cost of the ALTA survey, recording fees for recording of the Deed and fees of Escrow Holder. All other costs and charges in connection with the purchase and sale of the Property contemplated by this Agreement not otherwise provided for in this Agreement shall be allo cated in accordance with the closing customs for the County where the Property is located. Buyer and Seller shall each be responsible for their respective legal fees to negotiate and execute this Agreement.

                           (iii) Occupancy Credit. In the event that the "Actual
Occupancy Level" (as hereinafter defined) of the Property as of the Closing is less than ninety-three percent (93%) (193 units), Buyer shall be entitled to a credit (the "Occupancy Credit") against the Purchase Price in an amount equal to the product obtained by multiplying the "Vacant Unit Rental Amount" (as hereinafter defined) by a fraction, the numerator of which is the amount by which the Actual Occupancy Level is less than ninety-three percent (93%) and the denominator of which is the amount by which the Actual Occupancy Level is less than one hundred percent (100%). As used herein, the "Actual Occupancy Level" shall mean the percentage of the total apartment units on the Property that as of the Closing are physically occupied by Qualified Tenants. As used herein, the "Vacant Unit Rental Amount" shall mean the aggregate sum of one month's rental for each apartment unit on the Property that as of the Closing is not physically occupied by a Qualified Tenant, which rental amount shall be based on the monthly rental last payable under a lease for each such apartment unit.

                           (iv) Survival. The provisions of this Subparagraph
(f) shall survive the Closing.

         9. Representations, Warranties and Covenants of Seller. As of the date hereof and again as of Closing, Seller represents and warrants to, and covenants with, Buyer as follows:

                  (a) Seller has not received written notice of, and otherwise has no actual knowledge of, any material physical or mechanical defects of the Property, including, without limitation, the structural and load-bearing components of the Property, the parking lots, the plumbing, heating, air conditioning and electrical and life safety systems and building roofs.

                  (b) Seller has not received written notice of, and otherwise has no actual knowledge of, (i) any non-compliance of the Property or the operation thereof with applicable housing and building codes, environmental, zoning, life safety, laws, rules and regulations related to handicapped or disabled (including without limitation the ADA and the FHAA), land use laws and regulations, and other applicable local, state and federal laws and regulations (collectively, the "Laws"), or (ii) any order or directive of the applicable Department of Building and Safety, Health Department or any other municipal, county, state or federal authority that any work or repair, maintenance or improvement is required to be performed on the Property.

                  (c) To Seller's actual knowledge, the Property is not subject to any applicable rent control ordinance or law and no such ordinance or law is pending by any governmental authority, agency or quasi-governmental entity with jurisdiction over the Property.

                  (d) Seller has not received written notice of, and otherwise has no actual knowledge of, any inaccuracy or misstatement contained in any of the Due Diligence Materials or Other Documents. Seller has not received written notice of, and otherwise has no actual knowledge of, any defaults by any of the parties to any of the contracts or agreements respecting the Property to be assigned to Buyer at Closing, except as set forth on Exhibit G attached hereto.

                  (e) Seller has not received written notice of, and otherwise has no actual knowledge of, (i) any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would materially and adversely affect the use, operation or value of the Property, or (ii) any special assessment proceedings affecting the Property. Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware.

                  (f) To Seller's actual knowledge, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are installed to the property lines of the Land pursuant to valid permits.

                  (g) There is no litigation pending or, to Seller's actual knowledge, threatened in writing, against Seller arising out of the ownership or operation of the Property or that might detrimentally affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement. Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

                  (h) There are no outstanding written or oral contracts made by Seller for any improvements to the Property which have not been fully paid.

                  (i) Seller has disclosed to Buyer that there was previously located at the Property an underground diesel fuel storage tank (the "Tank") toward the creek side of the Property, which Tank has been removed by Seller. The parties agree that the indemnity and hold harmless provisions of this Agreement shall not apply with respect to any further investigative or curative action required (whether by individual or governmental action) with respect to the Tank, provided that the parties shall retain and rights and remedies with respect thereto at law and/or in equity. Except as provided above with respect to the Tank, neither Seller nor, to Seller's actual knowledge, any prior owner or occupant of the Property has engaged in or permitted any activity on the Property involving the handling, manufacture, treatment, storage, use, release, or disposal of any "Hazardous Materials" (as hereinafter defined). Seller has not received written notice, and otherwise has no actual knowledge, that removal or other remedial action with respect to Hazardous Materials in, on, under or about the Property is required by any governmental authority having jurisdiction over the Property. For purposes of this Agreement, the term "Hazardous Materials" shall mean any toxic or hazardous waste, material or substance, including, without limitation, asbestos, petroleum, petroleum products, underground storage tanks now or previously containing any other Hazardous Materials, substances defined as "hazardous substances", "hazardous waste" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801; and Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; and other substances defined as hazardous waste and hazardous substances in applicable state or local laws and/or in any regulations and publications promulgated pursuant to said laws.

                  (j) Seller has not received written notice of, and otherwise has no actual knowledge of any existing or proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report.

                  (k) The Land is a separate and distinct legal parcel. Such parcel has been created by way of a subdivision of land completed in accordance with all applicable laws, rules and regulations. Such parcel contains no property which is part of a real property tax parcel which is not entirely included in the Real Property.

                  (l) There are no free rent, abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions or rights under any existing or pending Leases (with the exception of those specifically excepted in Exhibit E attached hereto and incorporated herein by this reference). Seller has paid in full any of landlord's leasing costs or obligations.

                  (m) No brokerage, finder's fee or commission or similar fee or commission is due or unpaid by Seller with respect to any Lease.

                  (n) The copies of the Leases delivered by Seller to Buyer contain all of the information pertaining to any rights of any parties to occupy the Property, including without limitation all information regarding any rent concessions, tenant improvements, or other inducements to lease.

                  (o) The Rent Roll is true, complete and accurate and there exist no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by Seller as landlord under the Leases listed thereon. To Seller's actual knowledge, except as specifically provided in Exhibit

E, there exist no defaults and no events which, with the giving of notice or passage of time, or both, would constitute a default by any tenants thereon.

                  (p) To Seller's actual knowledge, the Property is properly zoned for its intended use, all Improvements comply with applicable building codes, all final certificates of occupancy for the Improvements have been issued, and the Property is not dependent on any other property for compliance with zoning regulations.

                  (q) This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject. Seller has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (r) Seller is the legal and equitable owner of the Property, with full right to convey the same, and without limiting the generality of the foregoing, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

                  For purposes of this Agreement, whenever the phrase "to Seller's actual knowledge" or words of similar import are used, they shall be deemed to refer to the actual knowledge, after due inquiry, of K. Philip Hwang and Gemma Hwang, and such of Seller's and its property manager's employees, agents and management personnel who would, in the ordinary course of their responsibilities, receive notice from other persons of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller.

         10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.

         11. Continuation and Survival. All representations, warranties and covenants by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall be deemed made as of the date of this Agreement or such writing and again at the Closing, shall be deemed to be material, and unless expressly provided to the contrary shall survive the execution and delivery of this Agreement, the Deed and the Closing.

         12.      Indemnity.

                  (a) Except for "Losses and Liabilities" (as hereinafter defined) arising directly or indirectly from a breach of any of Buyer's representations or warranties, Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, liens, encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses), whether direct, contingent or consequential and no matter how arising ("Losses and Liabilities") in any way
(i) related to the Property and arising or accruing with respect to the period prior to the Closing (except to the extent arising as a result of the acts of Buyer and/or any of Buyer's employees, agents or representatives); and/or (ii) resulting from any misrepresentation of Seller or any inaccuracy in or breach of any representations and warranties by Seller.

                  (b) Except for Losses and Liabilities arising directly or indirectly from a breach of any of Seller's representations or warranties, Buyer shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities in any way (i) related to the Property and arising or accruing with respect to the period from and after the Closing during Buyer's period of ownership of the Property (except to the extent arising as a result of the acts of Seller and/or any of Seller's employees, agents or representatives); or (ii) resulting from any misrepresentation of Buyer or any inaccuracy in or breach of any representation or warranty of Buyer.

                  (c) The provisions of this Paragraph 12 shall survive the Closing.

         13.      Casualty or Condemnation.

                  (a) In the event any of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing Date, and the cost to repair and/or restore such damage and/or destruction (which cost, for purposes of this Paragraph 13, shall be deemed to include reasonably anticipated postClosing rental loss through to completion of such repair and/or restoration) exceeds One Hundred Thousand Dollars ($100,000.00), then Buyer shall have the right to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer's first learning of the occurrence of such casualty and the cost of such repair and/or restoration. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement.

                  (b) In the event any of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing Date where (i) the cost to repair and/or restore such damage and/or destruction does not exceed One Hundred Thousand Dollars ($100,000.00), or (ii) the cost to repair and/or restore such damage and/or destruction exceeds One Hundred Thousand Dollars ($100,000.00) but this Agreement is not terminated pursuant to Paragraph 13(a) above as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such damage; provided, however, that Seller's interest in all proceeds of insurance payable by reason of such casualty shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller, and Seller shall be responsible for any cost of repair not covered by such insurance (whether by reason of insurance deductible, uninsured casualty or otherwise). Seller's obligations pursuant to the immediately preceding sentence shall survive the Closing.

                  (c) In the event a governmental entity commences eminent domain proceedings to take any portion of the Property after the date hereof and prior to the Closing Date, then Buyer shall have the option to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer first learns of such commencement. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement.

                  (d) In the event a governmental entity commences eminent domain proceedings to take any part of the Property after the date hereof and prior to the Closing Date and this Agreement is not terminated pursuant to Paragraph 13(c) above as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such proceeding; provided, however, that Seller's interest in all awards arising out of such proceedings shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller. Seller's obligations pursuant to the immediately preceding sentence shall survive the Closing.

         14. Possession. Possession of the Property (together with all keys to the Property) shall be delivered to Buyer on the Closing Date, provided, however, that prior to the Closing Date Seller shall afford authorized representatives of Buyer access to the Property for purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Conditions Precedent to the Closing contained herein, including without limitation an environmental investigation.

         15. Maintenance of the Property and Property Personnel. Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be performed by the landlord under the terms of any Lease, and shall make all repairs, maintenance and replacements of the Improvements and any Tangible Personal Property and otherwise operate the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. Prior to and as of the Closing Date, Seller shall cause all vacant units vacated more than five (5) days prior to the Closing to be made tenant ready and available for occupancy, with carpet and vinyl replaced, if appropriate in accordance with Seller's reasonable operating policies. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property in their current employment positions at their current (or an increased) rate of compensation. Except as otherwise provided in this Agreement, the Property is being sold on an "as is" basis, and the reference above to Seller's obligation to "otherwise operate the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property" shall be defined to mean usual daily maintenance not involving capital expenditures for such items as roof replacement or structural repairs.

         16. Leasing; Buyer's Consent to New Contracts Affecting the Property; Termination of Existing Contracts. Seller shall use commercially reasonable efforts until Closing to lease any vacant space, or space becoming vacant, in the Real Property to tenants utilizing the criteria Seller used prior to execution of this Agreement. Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease (other than a lease of apartment space in accordance with the immediately preceding sen tence) or contract affecting the Property, or any amendment thereof, or permit any Tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive, compromise or settle any rights of Seller under any contract or Lease, or agree to return any security deposit, or modify, amend, or terminate any Assigned Contract, without in each case obtaining Buyer's prior written consent thereto. Seller shall terminate prior to the Closing, at no cost or expense to Buyer, any and all management agreements or contracts affecting the Property that are not Assigned Contracts and deliver evidence of such termination to Buyer.

         17. Insurance. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense:

                  (a) a policy or policies of insurance in amounts equal to the full replacement value of the Improvements and the Tangible Personal Property, insuring against all insurable risks, including, without limitation, fire, vandalism, malicious mischief, lightning, windstorm, water, earthquake and other perils customarily covered by casualty insurance and the costs of demolition and debris removal; and

                  (b) a policy or policies of workers' compensation and employers' liability insurance, commercial general liability insurance, and automobile liability insurance, each in the amount and form maintained by Seller prior to the date of this Agreement.

         18. Cooperation with Buyer. Seller shall cooperate and do all acts as may be reasonably required or requested by Buyer with regard to the fulfillment of any Condition Precedent but Seller's representations and warranties to Buyer shall not be affected or released by Buyer's waiver or fulfillment of any Condition Precedent. Seller hereby irrevocably authorizes Buyer and its agents to make all inquiries with and applications to any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence.

         19. Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein except for Realty Investments ("Broker"), whose entire commission shall be the responsibility of Seller (pursuant to separate agreement between Seller and Broker). In the event that any other broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees) in curred by the other party in defending against the same. The party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all obliga tions, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Paragraph shall survive the Closing or termination of this Agreement.

         20. Marketing. Seller agrees not to market or show the Property to any other prospective purchasers during the term of this Agreement.

         21. Publicity and Confidentiality. Seller and the Title Company each agree that the terms of the transaction contemplated by this Agreement, the identity of Buyer and all information made available by Buyer to Seller or the Title Company or in any way relating to the Buyer's interest in that transaction, shall be maintained in strict confidence and no disclosure of such information will be made by Seller or the Title Company, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate that transaction. Seller and the Title Company for themselves each further agree that nothing in this Paragraph shall prevent Buyer, Seller or the Title Company from disclosing or accessing any information otherwise deemed confidential under this Paragraph (a) in connection with that party's enforcement of its rights hereunder; (b) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (c) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (d) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party's rights therein.

         22. Miscellaneous.

                  (a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service or next day delivery or transmitted by facsimile transmission, or (iii) two business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and ad dressed as follows:

If to Seller:              K. Philip Hwang and C. Gemma Hwang
- ------------               21070 Homestead Road, Suite 105
                           Cupertino, CA 95014
                           Attention:____________________
                           Phone:  (   )    -
                           Fax:    (   )    -

If to Buyer:               Bay Apartment Communities, Inc.
- ------------               4340 Stevens Creek Boulevard, Suite 275
                           San Jose, California  95129
                           Attention:  Mr. Gilbert M. Meyer, President
                           Phone:  (408) 983-1500
                           Fax:    (408) 984-7060

With a copy to:            Cox, Castle & Nicholson
                           2049 Century Park East, Suite 2800
                           Los Angeles, California  90067
                           Attention:  Scott D. Brooks, Esq.
                           Phone:  (310) 284-2295
                           Fax:    (310) 277-7889

or such other address as either party may from time to time specify in writing to the other.

                  (b) Successors and Assigns. Buyer shall have the right to assign this Agreement without the consent or approval of Seller. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

                  (c) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  (e) Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, that certain Letter of Intent dated February 6, 1996 (the "Letter of Intent") which shall be of no further force or effect upon execution of this Agreement by Buyer.

                  (f) Time of the Essence. Time is of the essence of this Agreement.

                  (g) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                  (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:                                      SELLER:

BAY APARTMENT COMMUNITIES, INC.,            /s/ K. Philip Hwang
a Maryland corporation                      -----------------------------------
                                            K. PHILIP HWANG

By:/s/ Geoffrey L. Baker                    /s/ C. Gemma Hwang
- ----------------------------------          -----------------------------------
GEOFFREY L. BAKER,                          C. GEMMA HWANG
Chief Development & Acquisition Officer

                [BUYER AND SELLER TO INITIAL SUB-PARAGRAPH 7(a)]